Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Contact: Jon S. Pilarski

SKYLINE CORPORATION’S BOARD NAMES RICHARD W. FLOREA AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

ELKHART, INDIANA – JUNE 25, 2015 – Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Company”) announced today the Board of Directors has named Richard W. Florea as President and Chief Executive Officer and appointed him to the Board of Directors effective July 27, 2015. The Company also announced that Bruce G. Page who previously was President, Chief Executive Officer and a Director is no longer with the Company.

“Rich is a charismatic leader, who is uniquely suited to lead Skyline at this important time. He knows our industry well and has an impressive list of accomplishments along with a demonstrated ability to grow businesses and develop value creation strategies which will benefit our dealer partners and their customers,” said John C. Firth, Chairman of Skyline’s Board of Directors. “Notably, Rich was a highly successful division sales manager for Skyline early in his career. The Board is pleased to welcome Rich back to Skyline.”

Florea commented, “I have long been an admirer of Skyline and the principled way it has conducted business since Art Decio founded the Company over 65 years ago. I am excited to return to Skyline and am impressed with its industry leading products and the growth potential of the Company. I look forward to leading the team in its effort to generate long-term shareholder value by building profitable sales in our core manufactured housing business.”

Florea, 52, has more than 27 years of experience with manufacturing companies, mostly in the recreational vehicle and truck industries. Most recently, he was President and Chief Operating Officer for Truck Accessories Group, LLC, North America’s largest producer of fiberglass caps and tonneaus for light and mid-sized trucks. From 1998 through 2009, he was with Dutchmen Manufacturing, Inc., a maker of travel trailers, where he helped grow the company’s annual revenues from $95 million to more than $400 million during his nine-year tenure as President and Chief Operating Officer. He was a division sales manager for Skyline from 1994 to 1998.

About Skyline Corporation

Skyline Corporation designs, produces and markets manufactured housing, modular housing and park models to independent dealers and manufactured housing communities located throughout the United States and Canada. The Company has nine manufacturing facilities in eight states.

Skyline Corporation was originally incorporated in Indiana in 1959, as successor to a business founded in 1951, and is one of the largest producers of manufactured and modular housing in the United States. Skyline generated net sales of approximately $191.7 million in fiscal 2014. For more information, visit www.skylinecorp.com.

Forward-Looking Statements

This press release contains statements regarding our strategic direction and our projected financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied in this press release. Such risk factors include those related to: consumer confidence and economic uncertainty, availability of wholesale and retail financing, the health of the U.S. housing market as a whole, federal, state and local regulations pertaining to the manufactured housing industry, the cyclical nature of the housing and park model industries, general or seasonal weather conditions affecting sales, potential impact of natural disasters on sales and raw material costs, potential periodic inventory adjustments by independent retailers, interest rate levels, impact of inflation, impact of rising fuel costs, cost of labor and raw materials, competitive pressures on pricing and promotional costs, catastrophic events impacting insurance costs, and the availability of insurance coverage for various risks to the Company. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended May 31, 2014.